Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.

kentringer@caseycomm.com

July 27, 2017

2nd Quarter 2017 Earnings Up 12% at Cass Information Systems, Inc.

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of transportation, energy, telecom and waste invoice payment and information services, reported second quarter 2017 earnings of $.58 per diluted share, an increase of 12% from the $.52 per diluted share it earned in the second quarter of 2016. Net income for the period was $6.5 million, compared to $5.9 million in 2016.

	2nd Quarter			YTD
	2017	2016	% Change	2017	2016	% Change
Transportation Invoice Volume	9.2 million	8.8 million	5.4	17.6 million	16.9 million	4.4
Transportation Dollar Volume	$6.2 billion	$5.8 billion	7.4	$12.1 billion	$11.2 billion	7.7
Facility Expense Transaction Volume*	6.7 million	5.7 million	18.7	13.5 million	11.0 million	23.6
Facility Expense Dollar Volume*	$3.1 billion	$2.8 billion	11.0	$6.3 billion	$5.6 billion	12.1
Revenues	$33.7 million	$31.0 million	8.7	$66.0 million	$61.7 million	6.8
Net Income	$6.5 million	$5.9 million	11.0	$12.8 million	$11.7 million	9.6
Diluted Earnings per Share	$.58	$.52	11.5	$1.13	$1.03	9.7

*	Includes Energy, Telecom and Waste

2017 2nd Quarter Recap

The increase in revenue and net income of 9% and 11%, respectively, was primarily attributable to the continued growth of the customer base in each market along with the development and expansion of new revenue-generating services. The solid bottom-line advances were achieved even as the company continued to commit significant funds to new technology and infrastructure in support of service growth.

Highlighting second quarter performance was a 19% increase in facility-related (electricity, gas, waste and telecom expense management) transactions. New customer wins, combined with increased volume from current accounts, fueled the increase. Facility expense dollar volume was also up 11% for the period.

In the transportation sector, a growing roster of clients and an increase in base activity boosted invoice volume by 5% and dollar volume by 7%.

Consolidated operating expenses were up $1.8 million (8%) due mainly to on-going strategic investment in the technology and staff required to win and support new business.

“These operating results affirm the earnings potential of the significant investment we have made – and will continue to make – in our operating units,” said Eric H. Brunngraber, Cass chairman and chief executive officer. “We remain confident in our abilities to successfully navigate an ever-evolving marketplace and to grow the company in the years ahead.”

Six-Month 2017 Recap

For the six-month period ended June 30, 2017 the company earned $1.13 per diluted share, an increase of 10% from the $1.03 per diluted share it earned in the same period in 2016. Net income was $12.8 million, compared to $11.7 million in 2016. Revenues rose 7%, from $61.7 million in 2016 to $66.0 million in 2017.

Consolidated operating expenses were up 7%, or $3.2 million, due to the cost of investing in staff and technology, as noted above.

Cash Dividend Declared

On July 25, 2017, the company’s board of directors declared a third quarter dividend of $.23 per share payable September 15, 2017 to shareholders of record September 5, 2017. Cass has continuously paid regularly scheduled cash dividends since 1934.

Additionally, over the past two years, Cass shareholders have benefited from the return of more than $13 million through the company’s share repurchase program.

About Cass Information Systems

Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing nearly $44 billion annually on behalf of clients, and with total assets of $1.5 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2016.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended June 30, 2017 and 2016:

	Quarter Ended June 30, 2017	Quarter Ended June 30, 2016	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
Transportation Invoice Volume	9,248	8,776	17,623	16,888
Transportation Dollar Volume	$6,231,378	$5,800,675	$12,108,221	$11,243,007
Facility Expense Transaction Volume	6,729	5,667	13,542	10,955
Facility Expense Dollar Volume	$3,079,988	$2,775,639	$6,255,901	$5,581,132
Payment and Processing Fees	$23,282	$20,880	$45,571	$40,425
Net Investment Income	9,862	9,506	19,381	19,770
Gain on Sales of Securities	—	79	—	387
Other	518	498	1,000	1,150

Total Revenues	$33,662	$30,963	$65,952	$61,732

Personnel	$19,162	$18,102	$37,961	$35,948
Occupancy	889	866	1,731	1,700
Equipment	1,200	1,110	2,504	2,165
Other	3,650	2,981	7,023	6,162

Total Operating Expenses	$24,901	$23,059	$49,219	$45,975

Income from Operations before Income Taxes	$8,761	$7,904	$16,733	$15,757
Income Tax Expense	2,248	2,035	3,913	4,055

Net Income	$6,513	$5,869	$12,820	$11,702

Basic Earnings per Share	$.58	$.53	$1.15	$1.05

Diluted Earnings per Share	$.58	$.52	$1.13	$1.03

Average Earning Assets	$1,332,829	$1,289,339	$1,324,478	$1,275,824
Net Interest Margin	3.40%	3.40%	3.39%	3.39%
Allowance for Loan Losses to Loans	1.52%	1.53%	1.52%	1.53%
Non-performing Loans to Total Loans	.03%	.05%	.03%	.05%
Net Loan (Recoveries) / Charge-offs to Loans	—	(.01%)	—	(.01%)
Provision for Loan Losses	$—	$—	$—	$(1,000)